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                                                                    EXHIBIT 5.1

                     [GRAYDON, HEAD & RITCHEY LETTERHEAD]


                                June __, 1996


Jacor Communications, Inc.
1300 PNC Center
201 East Fifth Street
Cincinnati, Ohio 45202

     Re: Offering of $100,000,000 Aggregate Principal Amount of Senior Subordinated Notes due 2006 by JCAC, Inc. Pursuant to Registration Statement on Form S-3, File No. 333-02475, Filed with the Securities and Exchange Commission
          ----------------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Jacor Communications, Inc. ("Company"), an Ohio corporation, and to JCAC, Inc., a Florida corporation and wholly-owned subsidiary of the Company ("JCAC") in connection with the offering by JCAC of its $100,000,000 Aggregate Principal Amount Senior Subordinated Notes due 2006 (the "Notes"), as fully and unconditionally guaranteed by the Company on a senior subordinated basis (the "Guarantee"), all of which Notes are being sold by JCAC as set forth on the Form S-3 Registration Statement, File No. 333-02475, as amended, as filed by JCAC and the Company with the Securities and Exchange Commission.

     As counsel for the Company and JCAC we have made such legal and factual examinations and inquiries as we deem advisable for the purpose of rendering this opinion. In addition, we have examined such documents and materials, including the Company's Amended and Restated Articles of Incorporation, as amended, the Company's Amended and Restated Code of Regulations, as amended, JCAC's Articles of Incorporation, JCAC's Bylaws, and other corporate records of the Company and JCAC, as we have deemed necessary for the purpose of this opinion.

     On the basis of the foregoing, we express the following opinions:

     (i) the Notes, when authenticated in accordance with the terms of the indenture (the "Indenture") to be entered into among JCAC, the Company and First Trust of Illinois, National Association, as trustee, a copy of which is filed as an exhibit to

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Jacor Communications, Inc.
June __, 1996
Page 2


the Registration Statement, and delivered and paid for as contemplated by the Registration Statement, will constitute a valid and binding obligation of JCAC, enforceable against JCAC in accordance with its terms and entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that a waiver of rights under any usury laws may be unenforceable; and

     (ii) the Guarantee, when issued by the Company upon the authentication and delivery of the Notes, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors's rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that a waiver of rights under any usury laws may be unenforceable.

     We hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto and to the reference to our firm in both the preliminary and final Prospectus under the caption "Legal Matters."

                                       Very truly yours,

                                       GRAYDON, HEAD & RITCHEY


                                       By: ____________________________________
                                           Richard G. Schmalzl